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JDN Realty Corporation
Computation of Ratio of Earnings to Fixed Charges
Exhibit 12
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                                                    Three months ended June 30,             Six months ended June 30,
                                                       1999               1998               1999                1998
                                                       ----               ----               ----                ----

Fixed Charges:
   Interest Expense (including
      amortization of deferred debt cost)           $  6,745           $  4,198           $ 13,103           $  7,553
    Interest Capitalized                               1,809              1,417              3,283              2,721
                                                    -----------        -----------        -----------        -----------
Total Fixed Charges                                 $  8,554           $  5,615           $ 16,386           $ 10,274
                                                    ===========        ===========        ===========        ===========

Earnings:
   Net (loss) before income tax benefit,
      net gain (loss) on real estate sales
      extraordinary items and
      cumulative effect of change in
      accounting principle                          $ 12,325           $  9,968           $ 24,476           $ 19,080
   Fixed Charges                                       8,554              5,615             16,386             10,274
   Capitalized Interest                               (1,809)            (1,417)            (3,283)            (2,721)
                                                    -----------        -----------        -----------        -----------

Total Earnings                                      $ 19,070           $ 14,166           $ 37,579           $ 26,633
                                                    ===========        ===========        ===========        ===========


Ratio of Earnings to Fixed Charges                         2.23               2.52               2.29               2.59
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